Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheet of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2003, incorporated by reference in this registration statement on Form S-3 of Euronet Worldwide, Inc., and the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Kansas City, Missouri

January 21, 2005